Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-70037
--------------------------------------------------------------------------------

PROSPECTUS



                         800,000 SHARES OF COMMON STOCK

                             TRINITECH SYSTEMS, INC.

     The selling shareholders listed in this prospectus are offering and selling an aggregate of 800,000 shares of common stock of Trinitech Systems, Inc. All proceeds from the sale of the common stock under this prospectus will go to the selling shareholders.

     Our common stock is listed on the American Stock Exchange under the symbol "TSI". The last reported sale price on the American Stock Exchange for our common stock on April 30, 1999 was $9.00 per share.



--------------------------------------------------------------------------------
    THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING AT PAGE 5 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE
                                  COMMON STOCK.
--------------------------------------------------------------------------------


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Neither  the  Securities  and  Exchange  Commission  nor  any  State  securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
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                   The date of this Prospectus is May 3, 1999.

                                TABLE OF CONTENTS



PROSPECTUS SUMMARY........................................3

RISK FACTORS..............................................4

FORWARD LOOKING STATEMENTS................................7

WHERE YOU CAN FIND MORE INFORMATION.......................7

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........7

 ABOUT THIS PROSPECTUS....................................8

USE OF PROCEEDS...........................................8

SELLING SHAREHOLDERS......................................9

PLAN OF DISTRIBUTION.....................................11

LEGAL MATTERS............................................12

                               PROSPECTUS SUMMARY

         Trinitech develops and markets advanced electronic trading systems to brokerage firms, international global exchanges trading in equities, currencies and futures & options. We also successfully leverage our patented flat panel hardware technology, the Trinitech Touchpad(R), through sales outside the financial sector. The Trinitech Touchpad(R) is a state of the art computer monitor with several technologically advanced attributes, including a reduced size and weight, as well as a touch screen that allows an operator to interface with the computer by simply touching the image displayed on the screen. Our principal executive offices are located at 333 Ludlow Street, Stamford, Connecticut, 06902. Our telephone number is (203) 425-8000.

         This prospectus relates to 800,000 shares of common stock which are held by stockholders of Trinitech, including:

     o 600,000 shares purchased from Trinitech in a private placement in November 1998;

     o 175,000 shares of common stock issuable upon the exercise of certain warrants issued to Peter Kilbinger Hansen and Jerome Belsen for certain loans made to Trinitech; and

     o 25,000 shares of common stock issuable upon the exercise of certain warrants issued to Sharon Will for financial advisory services rendered to Trinitech. See "Selling Stockholders."

                                  RISK FACTORS

     THE PURCHASE OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR COMMON STOCK.

TRINITECH HAS BEEN UNPROFITABLE SINCE ITS INCEPTION AND THERE IS NO ASSURANCE THAT IT WILL BECOME PROFITABLE.

     We have conducted our business operations since June 1991. During that time we have had limited revenue from operations or other financial results upon which investors may base an assessment of our potential. We have had cumulative operating losses since our inception in 1991 through December 31, 1998 of approximately $6.3 million. We cannot assure you that we will succeed in implementing our business strategy or achieving profitable operations in the future.

IF WE ARE NOT ABLE TO IDENTIFY, DEVELOP, ASSEMBLE, MARKET OR SUPPORT OUR PRODUCTS SUCCESSFULLY OR RESPOND EFFECTIVELY TO TECHNOLOGICAL CHANGES OR PRODUCT ANNOUNCEMENTS BY COMPETITORS, WE MAY NOT REMAIN COMPETITIVE.

     The markets for our products are characterized by rapidly changing technology and new product introductions. Accordingly, we believe that our future success will depend on our ability to enhance our existing products and to develop and introduce in a timely fashion new products that achieve market acceptance. We cannot assure you that we will be able to identify, develop, assemble, market or support our products successfully or that we will be able to respond effectively to technological changes or product announcements by competitors.

THE LOSS OF ANY OF OUR SIGNIFICANT CUSTOMERS WOULD LIKELY HAVE A MATERIAL ADVERSE EFFECT ON OUR REVENUES.

     For the year ended December 31, 1998, two customers accounted for approximately 26% of total revenue, and during the year ended December 31, 1997, one customer accounted for approximately 17% of total revenue. As we continue to increase our subscription customer base, Trinitech believes it will be less likely to be dependent on a limited number of significant customers. We cannot assure you that we will be less dependent on a limited number of significant customers in the future, and the loss of any such significant customer would likely have a material adverse effect on our revenues.

THE LOSS OF ANY OF OUR KEY EXECUTIVES MAY HAVE A MATERIAL ADVERSE EFFECT UPON OUR OPERATIONS.

     Our success is dependent upon the expertise of the key members of our management team, particularly our President and Chief Executive Officer, Mr. Peter Kilbinger Hansen. The
loss of Mr. Hansen's services would, and the loss of Mr. Lars Kragh, Vice President-Research and Development, may, have a material adverse effect upon our operations. Our future success also depends on our continuing ability to attract, train and retain highly qualified technical, sales, marketing, development and managerial personnel. If we are unable to hire such personnel on a timely basis, our business, operating results and financial condition could be adversely affected.

TRINITECH FACES COMPETITION IN ITS INDIVIDUAL PRODUCT AREAS FROM COMPANIES THAT MAY HAVE LARGER AND GREATER FINANCIAL AND HUMAN RESOURCES AND MARKETING CAPABILITIES WHICH MAY HINDER OUR ABILITY TO COMPETE SUCCESSFULLY.

         We have developed comprehensive electronic trading and order-routing systems for exchange floors and trader desktops as well as the ability to provide managed network services and specialized interfaces to exchange and back-office systems. Many of our products are based on FIX protocol, which stands for "Financial Information Exchange". FIX protocol offers the ability to connect the buy-side and sell-side of an equities transaction for electronic order/execution routing and trade information sharing. With the acceptance of FIX as the standard protocol for real-time electronic communication between brokerage firms and asset management companies, vendors, including Trinitech and certain of its competitors, have developed FIX-based trading system solutions. For further review, some of these entities are listed on the FIX Protocol website, WWW.FIXPROTOCOL.COM. While we face considerable competitive pressure in our distinct product segments (i.e. trader workstations, network services, FIX engine technology, etc.), management believes that our position as an end-to-end, "one-stop" shop for electronic trading systems and solutions will lead to increased sales in our defined marketplace. However, certain of our competitors may have considerably larger and greater financial and human resources and marketing capabilities, in addition to

                  o        longer operating histories;

                  o        significantly   greater   financial,   technical  and
                           marketing resources;

                  o        greater name recognition;

                  o        a larger installed base of customers and products;

                  o well-established relationships with our current and potential customers; and

                  o        extensive knowledge of the industry.

      As such, Trinitech may not be able to compete successfully against our current and future competitors. Furthermore, competitive pressures we face may materially adversely affect our business, operating results and financial condition.

          IF OUR PRODUCTS CONTAIN ERRORS, WE COULD EXPERIENCE A LOSS OF OR DELAY IN MARKET ACCEPTANCE OR OTHERWISE RESULT IN LITIGATION, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

                  Our products are complex and may contain undetected errors or failures when we first introduce them or at a later time. If our products contain errors, we could experience a loss of or delay in market acceptance, which could materially adversely affect our business, operating results and financial condition. While we have not experienced product liability claims to date, our business may entail the risk of such claims. A successful product liability claim brought against us could have a material adverse effect on our business, operating results and financial condition.

         SHARES ELIGIBLE FOR FURTHER SALE COULD ADVERSELY AFFECT THE PREVAILING MARKET PRICE OF THE COMMON STOCK.

                  The sale of any substantial number of shares of our common stock may have a depressive effect on the market price of our common stock. As of the date of this prospectus, 448,881 shares of the restricted securities we have issued are eligible for resale under Rule 144. This number does not include the shares of common stock covered by this prospectus. Any such sale, particularly if large in volume, could have a material adverse effect on the market for and price of shares of common stock.

         CERTAIN PROVISIONS OF STATE LAW, IN ADDITION TO OUR SHAREHOLDER RIGHTS PLAN, MAY PREVENT OR HINDER CHANGE IN CONTROL OF THE COMPANY AND MAY REDUCE THE POSSIBILITY THAT OUR SHAREHOLDERS WILL RECEIVE A PREMIUM ON THEIR SHARES IN CONNECTION WITH ANY SUCH CHANGE IN CONTROL.

                  Our shareholders may be deprived of the opportunity to receive a premium for their shares because of certain provisions of the New York Business Corporation Law and our shareholder rights plan. These provisions may, among other things, delay or prevent a change in control of Trinitech or a change in our management, or restrict the ability of our shareholders to authorize a merger or other business combination. These provisions are expected to encourage persons seeking to acquire control of Trinitech to consult first with the Board of Directors to negotiate the terms of any proposed merger or other business combination.

         SHARES ISSUABLE UPON THE EXERCISE OF CERTAIN OPTIONS AND WARRANTS COULD ADVERSELY AFFECT THE PREVAILING MARKET PRICE OF THE COMMON STOCK.

                  We have outstanding options and warrants to purchase an aggregate of 1,402,137 shares of our common stock at a weighted average exercise price of $5.36 per share. The exercise of all of outstanding warrants and options would dilute the then-existing shareholders' percentage ownership of our common stock, and any sales in the public market could adversely affect prevailing market prices for our common stock. Moreover, the terms upon which we would be able to obtain additional equity capital could be adversely affected since the holders of such securities can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to than those provided by such securities.

         OUR BUSINESS AND OPERATIONS MAY BE NEGATIVELY AFFECTED BY "YEAR 2000" COMPLIANCE ISSUES.

                  Trinitech is aware of industry wide issues related to Year 2000 that are associated with the programming code in computer systems. Systems that do not properly recognize the Year 2000 could generate erroneous data or cause a system to fail. Trinitech has developed a Year 2000 plan consisting of several phases which include, risk assessment, manual and automated review of programming code, baseline testing, unit testing, integrated testing and a review of third party products.

                  Trinitech participated in industry wide Year 2000 testing between March and April of 1999. The objective of these tests was to ensure our customer base would be in full Year 2000 compliance before the end of the year. All of these tests were successful. To date, Trinitech has already issued Year 2000 enhancements to our customers. Trinitech does not envision that these industry wide tests will reveal any significant software errors. However, should there be unforeseen problems, Trinitech has established a Year 2000 Quality Assurance Team that will stay in place well into the year 2000.

                  It is possible that a significant amount of litigation will arise out of Year 2000 compliance issues. Trinitech has established a workable plan and Quality Assurance team to help minimize these risks. Because of the unprecedented nature of such litigation, it is uncertain whether such issues may affect Trinitech. Therefore, there can be no assurance that Trinitech will not experience serious unanticipated negative consequences and/or material costs caused by undetected errors or defects in the technology used in Trinitech's internal systems or in third party systems that Trinitech employs.

                           FORWARD LOOKING STATEMENTS

                  Certain forward-looking statements, including statements regarding our expected financial position, business and financing plans are contained in this prospectus or are incorporated in documents annexed as exhibits to this prospectus. These forward-looking statements reflect our views with respect to future events and financial performance. The words, "believe," "expect," "plans" and "anticipate" and similar expressions identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations are disclosed in this prospectus, including, without limitation, under "Risk Factors." All subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                       WHERE YOU CAN FIND MORE INFORMATION

                  We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Our common stock is listed on the American Stock Exchange and such reports and other information may also be inspected at the offices of AMEX at 86 Trinity Place, New York, NY 10006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this prospectus and information that we file later with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

                  (1) Our Annual Report on Form 10-KSB for the year ended December 31, 1998;

                  (2)      Our   Quarterly   Reports  on  Form  10-QSB  for  the
                           quarterly periods ended March 31, 1998, June 30, 1998 and September 30, 1998; and

                  (3) Our Application for Registration of our common stock on Form 8- A dated August 27, 1993.

                  You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing or telephoning us at the following address:

                             Trinitech Systems, Inc.
                             333 Ludlow Street

                             Stamford, CT 06902
                             Attention: Chief Financial Officer
                             (203) 425-8000

                              ABOUT THIS PROSPECTUS

                   This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement. You should not assume that the information in this prospectus or any supplement is accurate as of any other date than the date on the front of those documents. For further information with respect to Trinitech and the securities offered hereby, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

                                 USE OF PROCEEDS

                   The shares of common stock offered hereby are being registered for the account of the selling shareholders identified in this prospectus. See "Selling Shareholders." All net proceeds from the sale of the common stock will go to the shareholders who offer and sell their shares.

                              SELLING SHAREHOLDERS

                  The selling shareholders have informed us that the name, maximum number of shares of common stock to be sold and total number of shares of common stock which each selling shareholder owns are as set forth in the following table. The selling shareholders may sell all or part of their shares of common stock registered pursuant to this prospectus. The persons named in the table, to our knowledge, have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the footnotes to this table. The calculation of shares of common stock beneficially owned was determined in accordance with Rule 13-3(d) of the Exchange Act. Unless otherwise stated, the number of shares of common stock owned by such holder after completion of the offering represent less than 1% of the outstanding shares of common stock.


                                                                                                     Number of Common
                                                                                                  Shares of Class to be
                                                                                                    Beneficially-Owned
                                                                                                   After Completion of
                                                                                                       the Offering
                                               Number of Common Shares       Maximum Number of    ---------------------
                                             Beneficially Owned Prior to    Shares to be Offered
         Name                                        the Offering                for Resale        Number     Percent
-------------------------------------------- ----------------------------- ----------------------- ------     -------
Norman Alderman                                             5,000                   5,000            -         -
Eva Balcer                                                  2,500                   2,500            -         -
Jerome Belson(1)                                          700,000                 200,000      500,000         5.2%
Gerald Brauser                                             93,900                  47,500       46,400         -
Bridge Ventures, Inc.                                     172,606                  10,000      162,606         1.7%
Frank B. Carr                                             111,000                  50,000       61,000         -
Elizabeth Rodwell Dart                                     24,500                   5,000       19,500         -
Guy Michael Dart                                           80,000                  65,000       15,000         -
Guy Michael Dart, FBO Lindsay                              40,000                   6,500       33,500         -
Dart
Guy Michael Dart Family Trust                              20,000                  20,000            -         -
Justin W. Dart, Trust                                     100,000                 100,000            -         -
Stephen Dart                                              105,000                  20,000       85,000         -
William DeArman                                            16,200                  16,200            -         -
Stephen DePalma                                            10,000                  10,000            -         -
Peter Kilbinger Hansen(2)                               1,235,850                  25,000    1,210,850        12.5%
Michael and Beverly Isenberg TTEE                           8,500                   5,000        3,500         -
Employees Profit Sharing Plan
Michael and Beverly Isenberg TTEE                           8,500                   5,000        3,500         -
Employees Money Purchase Pension Plan
Richard Jordan                                             15,500                  15,500            -         -
Dr. Robert Karsten                                         54,600                  10,000       44,600         -
Alan and Stephanie W. Kirchick TIC(3)                      35,000                   6,750       28,250         -
Curtis Lanning                                             55,000                  10,000       45,000         -
Bradley and Wendy R. Marlin TIC(3)                         35,000                   5,750       29,250         -
Robert Scott and Mary Lou Moore TIC(3)                     35,000                   5,750       29,250         -
Daniel Orenstein                                           10,000                   5,000        5,000         -
Tis Prager                                                 50,000                  10,000       40,000         -
Joseph Roselle                                             60,000                  50,000       10,000         -
Harvey Ross                                                 5,000                   5,000            -         -
Saggi Capital Corporation(4)                               25,000                  25,000            -         -
Ronald Schaffer                                             5,000                   5,000            -         -
Jerome Schuster                                            10,000                  10,000            -         -
Marvin Sheeber                                              5,000                   5,000            -         -
Larry Speller                                               5,000                   5,000            -         -
Carl E. Warden(5)                                         450,000                  13,800      436,200         4.6%
Carl Eric Warden                                           50,000                  14,750       35,250         -
Willstar Consultants, Inc.                                      0                   5,000                      -


(1) Includes 150,000 shares of common stock issuable upon the exercise of warrants to purchase common stock at an exercise price of $6.375 per share.

(2) Includes 650,000 shares of common stock held by TechSoft, a corporation partially owned by Mr. Kilbinger Hansen, which shares may be deemed to be beneficially owned by Mr. Kilbinger Hansen. Also includes 32,500 shares of common stock issuable upon the exercise of warrants to purchase common stock at a weighted average exercise price of $5.42 per share. Also includes 272,500 shares of common stock issuable upon the exercise of options to purchase common stock at a weighted average exercise price of $4.87. Mr. Kilbinger Hansen serves as President, Chief Executive Officer and Chairman of the Board of Directors of Trinitech.

(3) This selling shareholder is a relative of Carl E. Warden. Mr. Warden disclaims beneficial ownership of the shares of common stock held by this selling shareholder

(4) Includes 25,000 shares of common stock issuable upon the exercise of warrants to purchase common stock at an exercise price of $6.00 per share.

(5) Consists of 22,500 shares of common stock issuable upon the exercise of warrants to purchase common stock at an exercise price of $5.125 per share. Carl E. Warden is a Director of Trinitech.

                              PLAN OF DISTRIBUTION

     This offering is self-underwritten; neither the selling shareholders nor we have employed an underwriter for the sale of common stock by the selling shareholders. We will bear all expenses in connection with the preparation of this prospectus. The selling shareholders will bear all expenses associated with the sale of the common stock.

     The selling shareholders may offer their shares of common stock directly or through pledgees, donees, transferees or other successors in interest in one or more of the following transactions:

     o On any stock exchange on which the shares of common stock may be listed at the time of sale; o in negotiated transactions; o in the over-the-counter market; or o in a combination of any of the above transactions.

     The selling shareholders may offer their shares of common stock at any of the following prices:

     o Fixed prices which may be changed; o market prices prevailing at the time of sale; o prices related to such prevailing market prices; or o at negotiated prices

     The selling shareholders may effect such transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both. Compensation as to particular broker dealers may be in excess of customary commissions.

     Any broker-dealer acquiring common stock from the selling shareholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on the American Stock Exchange or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The selling shareholders and any broker-dealers that act in connection with the sale of the common stock hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses incurred by the selling shareholders and applicable transfer taxes, are payable by the selling shareholders.

     The selling shareholders reserve the right to accept, and together with any agent of the selling shareholder, to reject in whole or in part any proposed purchase of the shares of common stock. The selling shareholders will pay any sales commissions or other seller's compensation applicable to such transactions.

     We have not registered or qualified offers and sales of shares of the common stock under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the selling shareholders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling shareholders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the common stock may not simultaneously engage in market making activities with respect to such shares of common stock for a period of two to nine business days prior to the commencement of such distribution. In addition, the selling stockholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b- 2, 10b-6 and 10b-7. Such provisions may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders or any such other person. This may affect the marketability of the common stock and the brokers' and dealers' ability to engage in market making activities with respect to the common stock.

                                  LEGAL MATTERS

     Certain legal matters in connection with the issuance of the shares offered hereby have been passed upon for Trinitech by Olshan Grundman Frome Rosenzweig & Wolosky LLP, 505 Park Avenue, New York, New York 10022. Robert L. Frome, a member of Olshan Grundman Frome Rosenzweig & Wolosky LLP, beneficially owns 60,000 shares of common stock and may be deemed to be the beneficial owner of an additional 4,000 shares of common stock, 2,000 shares of which are held by his daughter and 2,000 shares of which are held by a partnership for which Mr. Frome is a General Partner.

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer or solicitation by anyone in any state in which such person is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. The delivery of this prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date hereof. We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current only as of May 3, 1999.

                                 800,000 SHARES

                             TRINITECH SYSTEMS, INC.

                                  COMMON STOCK


                                   PROSPECTUS



                                   May 3, 1999